UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

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ASPEN TECHNOLOGY, INC.
Ten Canal Park
Cambridge, Massachusetts  02141

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2006 annual meeting of stockholders, which is being held as follows:

Date:	Thursday, December 7, 2006
Time:	10 a.m., local time
Location:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

At the annual meeting, we will ask you and our other stockholders to:

1.                elect two Class I directors to three-year terms; and

2.                consider and act upon any other business properly presented at the annual meeting.

You may vote on these matters in person, by telephone or by proxy. Unless you are voting by telephone, we ask that you complete and return the enclosed proxy card promptly—whether or not you plan to attend the annual meeting—in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the annual meeting in accordance with your wishes. If you attend the annual meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on October 16, 2006 may vote at the annual meeting.

By order of the board of directors,

Frederic G. Hammond
Secretary

Cambridge, Massachusetts
October 31, 2006

PROXY STATEMENT
FOR THE
ASPEN TECHNOLOGY, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

This Proxy Statement

We have sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your proxy to vote at our 2006 annual meeting of stockholders, which we refer to in this proxy statement as the annual meeting, or any adjournment or postponement of the annual meeting. The annual meeting will be held at 10 a.m., local time, on Thursday, December 7, 2006, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts  02109.

•       THIS PROXY STATEMENT summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote.

•       THE PROXY CARD is the means by which you authorize designated persons to vote your shares in accordance with your instructions.

Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation.

We mailed this proxy statement and the enclosed proxy card to stockholders for the first time on or about October 31, 2006. In the mailing, we included copies of our 2006 Annual Report to Stockholders.

How to Vote

At the annual meeting, you will be entitled to one vote for each share of common stock and 100 votes for each share of Series D-1 or Series D-2 convertible preferred stock (subject to certain voting limitations contained in our charter) registered in your name at the close of business on October 16, 2006. Only holders of common stock and Series D-2 convertible preferred stock may vote in the election of Class I directors described under “Proposal 1. Election of Class I Directors.”  The proxy card states the number of shares you will be entitled to vote at the annual meeting.

You may vote your shares at the annual meeting in person or by proxy or prior to the annual meeting by telephone:

•       TO VOTE IN PERSON, you must attend the annual meeting, and then complete and submit the ballot provided at the annual meeting.

•       TO VOTE BY TELEPHONE, you must call the toll-free telephone number specified on your proxy card. If you vote by telephone, you should not return your proxy card unless you subsequently decide to amend your vote by proxy.

•       TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the annual meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the annual meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in favor of the proposal described in this proxy statement. If any other business properly comes before the annual meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

If your shares are held in “street name” by a bank, broker or other nominee and not in your name, you will receive instructions from the holder of record of your shares that you must follow in order for your shares to be voted at the annual meeting. Please note that if your shares are held in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

Revocability of Proxy

Even if you vote by telephone or if you complete and return a proxy, you may revoke your telephonic vote or your proxy by taking one of the following actions:

•       sending a written notice that is delivered prior to the annual meeting to Frederic G. Hammond, our Secretary, at Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts  02141;

•       voting by telephone after the date of your earlier telephonic vote or proxy, but prior to the date of the annual meeting;

•       sending a signed proxy, dated as of a date subsequent to the date of your telephonic vote or previous proxy, that is delivered to us prior to the annual meeting; or

•       attending the annual meeting, notifying Mr. Hammond that you are present, and then voting in person.

Quorum Required to Transact Business

At the close of business on October 16, 2006, 53,580,940 shares of common stock, 270,300 shares of Series D-1 convertible preferred stock and 63,064 shares of Series D-2 convertible preferred stock were outstanding. Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of our common stock and preferred stock outstanding on that date, voting together as a class on an as-converted basis, be present in person or by proxy at the annual meeting in order to constitute a quorum to transact business. Shares as to which holders abstain from voting as to the proposal described in this proxy statement, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to the proposal described in this proxy statement (that is, broker non-votes), will be counted in determining whether there is a quorum of stockholders present at the annual meeting.

Other Information

The text of our annual report on Form 10-K for the fiscal year ended June 30, 2006 is included, without exhibits, in our 2006 Annual Report to Stockholders and also may be found on the Internet at our website at http://ir.aspentech.com or through EDGAR, the electronic data system of the SEC, at http://www.sec.gov. We will send to any stockholder, without charge, copies of the exhibits to our annual report on Form 10-K. To receive copies of those exhibits, please send a written request to Frederic G. Hammond, our Secretary, at Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts  02141.

Our Internet address is http://www.aspentech.com. The information contained on our website is not incorporated by reference and should not be considered as part of this proxy statement.

Our fiscal year ends on June 30, and references to a specific fiscal year are the twelve months ended June 30 of such year (for example, “fiscal 2006” refers to the year ended June 30, 2006).

DISCUSSION OF PROPOSAL

Proposal 1. Election of Class I Directors

The only proposal on the agenda for the annual meeting is the election of Mark E. Fusco and Gary E. Haroian as Class I directors, each of whom would serve a three-year term beginning at the annual meeting and ending at our 2009 annual meeting of stockholders.

Our by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The number of directors currently is fixed at nine. The board consists of:  two Class I directors (Messrs. Fusco and Haroian), whose terms will end at the annual meeting; three Class II directors, whose terms will end at our 2007 annual meeting of stockholders; and two Class III directors, whose terms will end at our 2008 annual meeting of stockholders. Two of our nine board seats are currently vacant.

Under our charter, the holders of our Series D-1 convertible preferred stock, whom we refer to as the Series D-1 holders, are entitled to designate and elect up to three of our nine directors. Donald P. Casey, David M. McKenna and Michael Pehl are the current designees of the Series D-1 holders serving on the board. The Series D-1 holders may only vote for the election of their director designees. They are not entitled to vote with the holders of our common stock and Series D-2 convertible preferred stock in the general election of directors. The holders of our Series D-2 convertible preferred stock do not have a separate class vote with respect to the election of directors and instead vote, on an as-converted basis, with the holders of our common stock in the general election of directors.

Nominees in the General Election of Class I Directors

The board of directors has nominated Mark E. Fusco and Gary E. Haroian, each of whom is a Class I director standing for re-election. A brief biography of each of Messrs. Fusco and Haroian, as of October 1, 2006, follows. You will find information about their stock holdings beginning on page 25.

Mark E. Fusco

Mr. Fusco has served as our President and Chief Executive Officer since January 2005 and as one of our directors since December 2003. From December 2003 to January 2005, Mr. Fusco served as one of the directors designated by the Series D-1 holders. From May 2002 to January 2005, Mr. Fusco served as president and chief operating officer of Ajilon Consulting, an information technology consulting firm, and as executive vice president of Ajilon Consulting from 1999 to May 2002. Mr. Fusco was a co-founder of Software Quality Partners, an information technology consulting firm specializing in software quality assurance and testing that was acquired by Ajilon Consulting in 1999, and served as president of Software Quality Partners from 1994 to 1999. From 1994 to 1999, Mr. Fusco also served as president of Analysis and Computer Systems, Inc., a producer of simulation and test equipment for digital communications in the defense industry. Prior to his business career, Mr. Fusco was a professional ice hockey player for the National Hockey League team the Hartford Whalers and was a member of the 1984 U.S. Olympic ice hockey team. He holds a B.A. in Economics from Harvard College and an M.B.A from the Harvard Graduate School of Business Administration. Mr. Fusco is 45 years old.

Gary E. Haroian

Mr. Haroian has served as one of our directors since December 2003. Since December 2002, Mr. Haroian has been a consultant to emerging technology companies. From 2000 to December 2002, Mr. Haroian served in various positions at Bowstreet, Inc., a provider of software application tools, including as chief financial officer, chief operating officer and chief executive officer. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including chief financial officer, president, chief operating officer and chief executive officer, at Stratus Computer, Inc., a provider of continuous availability solutions. He serves as a director of Embarcadero Technologies, Inc., a provider of data lifecycle management solutions, Lightbridge, Inc., a provider of transaction and payment processing services, Network Engines, Inc., a provider of server appliance software solutions and Phase Forward Incorporated, a clinical trials and drug safety software provider. He is a Certified Public Accountant and holds a B.S. in Economics and Accounting from the University of Massachusetts Amherst. Mr. Haroian is 55 years old.

The affirmative “FOR” vote of the holders of a plurality of the outstanding shares of common stock and Series D-2 convertible preferred stock, present or represented by proxy and voting together on an as-converted basis, is required for the election of the Class I directors. The two nominees receiving the greatest number of votes cast by the holders of common stock and Series D-2 convertible preferred stock, voting together on an as-converted basis, will be elected as Class I directors. We will not count abstentions or broker non-votes when we tabulate votes cast for the election of the Class I directors.

If for any reason Mr. Fusco or Mr. Haroian becomes unavailable for election, the persons designated in the proxy card may vote proxies for the election of a substitute. Messrs. Fusco and Haroian each have consented to serve as directors if elected, and we have no reason to believe that either of them will be unavailable for election.

The board of directors recommends that you vote FOR the election of Mark E. Fusco and Gary E. Haroian as Class I directors.

Other Matters

Neither we nor the board of directors intends to propose any matters at the annual meeting other than the election of two Class I directors.

Stockholder Proposals for 2007 Annual Meeting

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2007 annual meeting of stockholders, which we currently intend to hold in December 2007, must comply with the requirements of Rule 14a-8 under the Securities Exchange Act. To be eligible for inclusion in the proxy statement for the 2007 annual meeting of stockholders, a stockholder proposal must be received by Frederic G. Hammond, our Secretary, at Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts  02141, by no later than July 3, 2007.

If a stockholder wishes to present a proposal before the 2007 annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card in accordance with Rule 14a-8, the stockholder must also give written notice to our Secretary at the address noted above. Our Secretary must receive the notice not earlier than 90 days prior to the 2007 annual meeting and not later than the later of (a) 60 days prior to the 2007 annual meeting and (b) 10 days following the date on which we first publicly announce the date of the 2007 annual meeting.

Important Notice Regarding Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be “householding” proxy statements and annual reports. This means that only one copy of this proxy statement, the related proxy card and our 2006 Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents to you if you (a) write to us at Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts  02141, Attention:  Investor Relations, (b) call our Investor Relations representatives at (617) 949-1000 or (c) email us at ir@aspentech.com. If you wish to receive separate copies of proxy statements, proxy cards and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder or contact us at the above address, phone number or email address.

INFORMATION ABOUT CONTINUING DIRECTORS

Background Information

Our Class II and Class III directors will continue in office following the annual meeting. The terms of our Class II directors will end at our 2007 annual meeting of stockholders, and the terms of our Class III directors will end at our 2008 annual meeting of stockholders. Donald P. Casey, Stephen M. Jennings and Michael Pehl are Class II directors, and David M. McKenna and Joan C. McArdle are Class III directors. Brief biographies of these directors, as of October 1, 2006, follow. You will find information about their stock holdings beginning on page 25.

Donald P. Casey

Mr. Casey has served as one of our directors since April 2004. The Series D-1 holders elected Mr. Casey to the board of directors as one of their designees pursuant to the terms of our charter, as described under “Proposal 1. Election of Class I Directors.” Since August 2004, Mr. Casey has served as chairman of Mazu Networks, Inc., a network security software company. From 2001 to August 2004, Mr. Casey served as an information strategy and operations consultant to technology and financial services companies. From 2000 to 2001, Mr. Casey served as president and chief operating officer of Exodus Communications, Inc., an internet infrastructure services provider. From 1991 to 1999, Mr. Casey served as chief technology officer and president of Wang Global, Inc. Mr. Casey previously held executive management positions at Lotus Development Corporation, Apple Computer, Inc. and International Business Machines Corporation. He holds a B.S. in Mathematics from St. Francis College. Mr. Casey is 59 years old.

Stephen M. Jennings

Mr. Jennings has served as Chairman of the Board since January 2005 and as one of our directors since 2000. Mr. Jennings has been a director of The Monitor Group, a strategy consulting firm, since 1996. He also serves as a director of LTX Corporation, a semiconductor test equipment manufacturer. He holds a B.A. in Economics from Dartmouth College and an M.A. (Oxon) from Oxford University, where he studied Philosophy, Politics and Economics as a Marshall Scholar. Mr. Jennings is 45 years old.

Joan C. McArdle

Ms. McArdle has served as one of our directors since 1994. Ms. McArdle has served as a senior vice president of Massachusetts Capital Resource Company, an investment company, since 2001 and served as a vice president of Massachusetts Capital Resource Company from 1985 to 2001. She holds an A.B. in English from Smith College. Ms. McArdle is 55 years old.

Michael Pehl

Mr. Pehl has served as one of our directors since August 2003. The Series D-1 holders elected Mr. Pehl to the board as one of their designees pursuant to the terms of our charter, as described under “Proposal 1. Election of Class I Directors.” Mr. Pehl has been an operating partner of Advent International Corporation, a venture private equity firm, since 2001. From 1999 to 2000, Mr. Pehl held various positions, including president, chief operating officer and director, at Razorfish, Inc., a strategic, creative and technology solutions provider for digital businesses. From 1996 to 1999, Mr. Pehl was chairman and chief executive officer of International Integration, Inc. (i-Cube), which was acquired by Razorfish, Inc. Prior to joining i-Cube, Mr. Pehl was a founder of International Consulting Solutions, Inc., an SAP implementation and business process consulting firm. Mr. Pehl serves as a director of MTI Technology Corporation, a multi-national storage solutions and services company. Mr. Pehl is 45 years old.

David M. McKenna

Mr. McKenna has served as one of our directors since September 2006. The Series D-1 holders elected Mr. McKenna to the board as one of their designees pursuant to the terms of our charter, as described under “Proposal 1. Election of Class I Directors.” Since June 2003, Mr. McKenna has been a partner of Advent International. Prior to returning to Advent International, Mr. McKenna was a principal at Bain Capital from 2000 to April 2003. From 1992 to 2000, Mr. McKenna held various positions with Advent International. He holds a B.A. in English from Dartmouth College. Mr. McKenna is 39 years old.

INFORMATION ABOUT CORPORATE GOVERNANCE

Board Determination of Independence

Our common stock is listed on The NASDAQ Global Market. Under applicable NASDAQ rules, a director qualifies as an “independent director” if, in the opinion of the board of directors, he or she does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that Donald P. Casey, Gary E. Haroian, Stephen M. Jennings and Joan C. McArdle do not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Aspen Technology, Inc., or AspenTech, and that each of these directors therefore is an “independent director” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Board Meetings and Attendance

The board of directors met nineteen times during fiscal 2006, including four regular meetings and fifteen special meetings, either in person or by teleconference. During fiscal 2006, each director attended at least 75% of the meetings held by the board.

Director Attendance at Annual Meeting of Stockholders

We do not have a policy regarding director attendance at our annual meetings of stockholders. Mr. Fusco attended our 2005 annual meeting of stockholders.

Board Committees

The board of directors has established three standing committees:  an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these standing committees operates under a charter that has been approved by the board. Current copies of these charters are posted on the corporate governance section of our website, www.aspentech.com.

The board has determined that all of the members of our three standing committees are independent directors as defined under applicable NASDAQ rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

Audit Committee.   The responsibilities of the audit committee include:

•       appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from such firm;

•       reviewing and discussing our annual and quarterly financial statements and related disclosures with management and our independent registered public accounting firm;

•       monitoring our internal control over financial reporting and our disclosure controls and procedures, as well as the implementation of our code of business conduct and ethics;

•       overseeing our internal audit function;

•       discussing and assessing our risk management policies;

•       establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•       meeting independently with members of our internal auditing staff, independent registered public accounting firm and management; and

•       preparing the audit committee report required by SEC rules that is included on page 11 of this proxy statement.

The current members of the audit committee are Donald P. Casey, Gary E. Haroian and Joan C. McArdle. The board of directors has determined that Mr. Haroian is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The audit committee met 25 times during fiscal 2006, either in person or by teleconference. Each member attended at least 75% of the meetings held by the audit committee in fiscal 2006.

Compensation Committee.   The responsibilities of the compensation committee include:

•       reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•       determining the compensation of our chief executive officer;

•       reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•       overseeing evaluations of our senior executives;

•       administering our equity incentive plans; and

•       reviewing and making recommendations to the board of directors with respect to director compensation.

The current members of the compensation committee are Donald P. Casey and Stephen M. Jennings. The compensation committee met six times during fiscal 2006. Both members attended all of the meetings held by the compensation committee in fiscal 2006.

Nominating and Corporate Governance Committee.   The responsibilities of the nominating and corporate governance committee include:

•       identifying individuals qualified to become members of the board of directors, as described under “—Director Candidates”;

•       recommending director nominees and board committee members to the board of directors;

•       reviewing and making recommendations to the board of directors with respect to management succession planning;

•       developing and making recommendations to the board of directors with respect to corporate governance principles; and

•       overseeing annual evaluations of the board of directors.

The current members of the nominating and corporate governance committee are Donald P. Casey, Gary E. Haroian, Stephen M. Jennings and Joan C. McArdle. During fiscal 2006, the nominating and corporate governance committee held one meeting, which was attended by all of the members.

Director Candidates

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and other members of the board of directors.

In considering whether to recommend a particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in the committee’s charter. These criteria include (a) the candidate’s judgment, skill, diversity, character, experience with businesses and other organizations of comparable size, (b) the interplay of the candidate’s experience with the experience of other board members, and (c) the extent to which the candidate would be a desirable addition to the board and any committees of the board. The committee does not assign specific weights to particular criteria, and no particular component is a prerequisite for a prospective nominee. The board believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities effectively.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the individuals’ names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least a year as of the date such recommendation is made. Any such names should be submitted to the nominating and corporate governance committee in care of Frederic G. Hammond, our Secretary, at Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts  02141. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included in the proxy statement and proxy card for our next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth above under “Stockholder Proposals for 2007 Annual Meeting.”  Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws will not be included in the proxy statement or proxy card for our next annual meeting.

Communicating with Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (or, if the Chairman is not an independent director, the chair of the nominating and corporate governance committee), with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of those communications to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if the communications relate to important substantive matters and include suggestions or comments that the Chairman of the Board or the chair of our nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of Frederic G. Hammond, our Secretary, at Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts  02141.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a copy of the code in the corporate governance section of our website, www.aspentech.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

Neither Donald P. Casey nor Stephen M. Jennings, the members of the compensation committee, has ever been an employee of our company or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Director Compensation

We pay our non-employee directors an annual fee of $25,000 for their services as directors. In addition, we pay the chairs of the audit committee, compensation committee and nominating and corporate governance committee annual retainers of $15,000, $7,500 and $7,500, respectively. All annual retainers are payable in quarterly installments. We also pay each director $2,500 for participation in our quarterly board meetings and $2,000 for participation in all other board of directors or committee meetings of at least one hour duration. During fiscal 2006, we paid the following aggregate fees to directors:  Donald P. Casey, $127,500; Gary E. Haroian, $125,000; Stephen M. Jennings, $98,500; Douglas A. Kingsley, who served on the board of directors from August 2003 to January 2006, $27,889; Joan C. McArdle, $114,000; Michael Pehl, $60,000; and Christopher Pike, who served on the board from January 2006 to September 2006, $30,111.

We grant to each non-employee director, upon his or her initial election to the board, an option to purchase 24,000 shares of our common stock at the fair market value of our common stock on the date of grant, provided such non-employee director was not, within the twelve months preceding his or her election as a director, an officer or employee of our company or any of our subsidiaries. Any such option vests quarterly over a three-year period, beginning on the last day of the calendar quarter following the grant date. Beginning with the first annual meeting following a non-employee director’s election to the board and on a quarterly basis thereafter, we grant each non-employee director an option to purchase 3,000 shares of our common stock. Each option is fully exercisable at the time of grant and has an exercise price equal to the fair market value of our common stock at the time of grant. Options granted to non-employee directors have terms of ten years.

Report of Audit Committee

The audit committee of the board of directors has furnished the following report:

The audit committee has reviewed the audited consolidated financial statements of AspenTech and its subsidiaries for the fiscal year ended June 30, 2006 and has discussed these financial statements with AspenTech’s management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, AspenTech’s independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

The independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has discussed with the independent registered public accounting firm its independence from AspenTech. The Audit Committee also considered whether the provision of other, non-audit related services referred to under the heading “Independent Registered Public Accounting Firm Fees and Other Matters” is compatible with maintaining the independence of the registered public accounting firm.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board that the audited consolidated financial statements be included in AspenTech’s annual report on Form 10-K for the fiscal year ended June 30, 2006.

AUDIT COMMITTEE
Donald P. Casey
Gary E. Haroian
Joan C. McArdle

Independent Registered Public Accounting Firm Fees and Other Matters

Our audit committee selected Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2007. We expect that representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	Fiscal 2006	Fiscal 2005
Audit Fees	$2,969,139	$3,915,141
Audit-Related Fees	40,570	—
Tax Fees	43,098	263,213
Total Fees	$3,052,807	$4,178,354

“Audit Fees” consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees during fiscal 2005 included fees incurred during the investigation by the audit committee of the board of directors into certain software license transactions from 2000 to 2002, the restatement of our financial statements for fiscal years 2000 to 2004 and the filing of an amendment to our annual report on Form 10-K for the fiscal year ended June 30, 2004. During fiscal 2005, these fees also included $10,000 related to registration statements for our common stock.

“Audit-Related Fees” consist of fees for assurance and related services that were reasonably related to the performance of the audit and review of our financial statements and that are not reported as audit fees. During fiscal 2006, these fees related to assistance in responding to comments on our periodic filings by the SEC.

“Tax Fees” consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which related primarily to preparation of original and amended tax returns, accounted for all of the total tax fees billed in fiscal 2006 and 2005. None of the tax fees billed in fiscal 2006 or 2005 were provided under the de minimis exception to the audit committee pre-approval requirements.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, except that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information

Brief biographies of our executive officers, as of October 1, 2006, follow. You will find information about their stock holdings beginning on page 25.

Mark E. Fusco	Biographical information with respect to Mr. Fusco is set forth under
President and Chief Executive Officer	“Proposal 1. Election of Class I Directors.”
Bradley T. Miller	Mr. Miller has served as our Senior Vice President, Finance and Chief
Senior Vice President Finance and Chief Financial Officer

Financial Officer since September 2006. From September 2005 to September 2006, Mr. Miller served as Senior Vice President and Chief Financial Officer of Viisage Technology, Inc., an identity solutions technology company. From May 2004 to August 2005, Mr. Miller was Vice President of Finance, Corporate Controller and Chief Accounting Officer for Sonus Networks, Inc., a provider of voice infrastructure products. From 2000 through May 2004, Mr. Miller was with Sapient Corporation, an information technology and business consulting firm, initially as Corporate Controller. He was subsequently appointed Vice President in 2001 and Chief Accounting Officer in November 2002. Mr. Miller previously was a member of the audit practice with Coopers & Lybrand, where he earned his C.P.A. license. He has a B.A. from the College of William and Mary and an M.B.A. from the University of New Hampshire. Mr. Miller is 45 years old.

Frederic G. Hammond	Mr. Hammond has served as our Senior Vice President, General
Senior Vice President, General Counsel and Secretary

Counsel and Secretary since July 2005. From February to June 2005, Mr. Hammond was a partner at the law firm of Hinckley, Allen & Snyder LLP in Boston, Massachusetts. From 1999 through August 2004, Mr. Hammond served as Vice President, Business Affairs and General Counsel of Gomez Advisors, Inc., a performance management and benchmarking technology services firm. From 1992 to 1999, Mr. Hammond served as General Counsel of Avid Technology, Inc., a provider of digital media creation, management and distribution solutions. Prior to Avid Technology, Mr. Hammond was an attorney with the law firm of Ropes & Gray LLP in Boston, Massachusetts. He holds a B.A. from Yale College and a J.D. from Boston College School of Law. Mr. Hammond is 46 years old.

C. Steven Pringle	Mr. Pringle has served as our Senior Vice President, Global Consulting
Senior Vice President, Global Consulting Services

Services since April 2005. Mr. Pringle served as our Senior Vice President, Products from July 2004 to March 2005, as our Senior Vice President, Manufacturing and Supply Chain from July 2002 to June 2004, as our Senior Vice President, Enterprise Solutions Software Development from 2001 to June 2002, as our Vice President of Consulting Services from 1997 to 2001 and as a Sales Manager from 1996 to 1997. He holds B.S. and M.S. degrees from Louisiana Tech University. Mr. Pringle is 53 years old.

Blair F. Wheeler	Mr. Wheeler has served as our Senior Vice President, Marketing since
Senior Vice President, Marketing

February 2005. From 2000 to January 2005, Mr. Wheeler served as Vice President, Marketing of Relicore, Inc., a provider of enterprise IT infrastructure management software which he co-founded. From 1998 to 2000, Mr. Wheeler served as Vice President, Business Development for Webline Communications Corp., an Internet communications infrastructure and applications company that was acquired by Cisco Systems, Inc. in 1999. From 1993 to 1998, Mr. Wheeler was head of product marketing and business development for the broadcast products division of Avid Technology, Inc., a provider of digital media creation, management and distribution solutions. Mr. Wheeler was also previously a management consultant with The Boston Consulting Group and a geologist for Amoco Production Company International. He holds a B.S. in Geology and Geophysics from Yale College and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Wheeler is 48 years old.

Manolis E. Kotzabasakis	Mr. Kotzabasakis has served as our Senior Vice President, Sales and
Senior Vice President, Sales and Business Development

Business Development since December 2004. Mr. Kotzabasakis served as our Senior Vice President, Strategy and Marketing from July 2004 to December 2004, as our Senior Vice President, Engineering Business Unit from September 2002 to July 2004, as Vice President of our Aspen Engineering Suite of Products, R&D from 1998 to August 2002 and as Director of our Advanced Process Design Group from 1997 to 1998. He holds a BSc in Chemical Engineering from the National Technical University of Athens and an MSc and Ph.D. in Chemical Engineering from the University of Manchester Institute of Science and Technology. Mr. Kotzabasakis is 47 years old.

Executive Officer Compensation

Summary Compensation

The following table summarizes information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons, whom we refer to as our named executive officers:

•       Mark E. Fusco, who has served as our President and Chief Executive Officer since January 3, 2005;

•       Charles F. Kane, who served as our Senior Vice President, Finance and Chief Financial Officer from July 1, 2003 to May 18, 2006; and

•       Frederic G. Hammond, C. Steven Pringle, Blair F. Wheeler and Manolis E. Kotzabasakis, our four most highly compensated executive officers (other than Mr. Fusco) who served as executive officers as of June 30, 2006.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
	Annual Compensation			Securities Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)
Mark E. Fusco	2006	$400,000	$900,000	500,000
President and Chief Executive Officer	2005	200,000	200,000	1,100,000
Charles F. Kane	2006	231,298	—	100,000
Senior Vice President, Finance and	2005	250,000	75,000	100,000
Chief Financial Officer	2004	250,000	42,769	339,216
Frederic G. Hammond	2006	224,839	140,300	200,000
Senior Vice President, General Counsel and Secretary
C. Steven Pringle	2006	230,000	198,488	80,000
Senior Vice President,	2005	230,000	20,000	80,000
Global Consulting Services	2004	230,000	44,266	245,008
Blair F. Wheeler	2006	225,000	160,125	100,000
Senior Vice President, Marketing	2005	94,615	43,750	125,000
Manolis E. Kotzabasakis	2006	230,000	169,730	80,000
Senior Vice President, Sales and	2005	230,000	75,000	60,000
Business Development	2004	230,000	44,266	298,488

Bradley T. Miller became our Senior Vice President, Finance and Chief Financial Officer on September 19, 2006. Mr. Miller currently has an annual salary of $275,000.

Each of the options granted to the named executive officers has a maximum term of ten years, subject to earlier termination in the event of the optionee’s cessation of service with us. Each option is exercisable during the holder’s lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date.

Option/SAR Grants in Fiscal 2006

The following table sets forth information regarding options we granted to the named executive officers during fiscal 2006.

Option Grants in Last Fiscal Year

	Individual Grants
		Percent of Total
	Number of	Options			Potential Realizable
	Securities	Granted to			Value at Assumed Annual
	Underlying	Employees			Rates of Stock Price
	Options	in Fiscal	Exercise	Expiration	Appreciation for Option Term
Name	Granted(#)	Year(%)	Price($/sh)	Date	5%($)	10%($)
Mark E. Fusco	500,000	15.94%	$5.27	09/15/2015	$1,644,921	$4,180,058
Charles F. Kane	100,000	3.19	5.27	08/16/2006	24,775	51,050
Frederic G. Hammond	200,000	6.37	5.27	09/15/2015	657,968	1,672,023
C. Steven Pringle	80,000	2.55	5.27	09/15/2015	263,187	668,809
Blair F. Wheeler	100,000	3.19	5.27	09/15/2015	328,984	836,012
Manolis E. Kotzabasakis	80,000	2.55	5.27	09/15/2015	263,187	668,809

The amounts shown as potential realizable values represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five and ten percent, compounded annually from the date the options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionholders’ continued employment through the option period, and the date on which the options are exercised.

Aggregated Option/SAR Exercises During Fiscal 2006 and Fiscal Year-End Option/SAR Values

The following table sets forth information as to options exercised during fiscal 2006, and unexercised options held at the end of such fiscal year, by the named executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of		Value of Unexercised
	Shares		Unexercised Options		In-The-Money Options
	Acquired on	Value	at Fiscal Year-End(#)		at Fiscal Year-End($)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark E. Fusco	—	—	801,250	822,750	$5,780,350	$6,117,570
Charles F. Kane	271,385	$1,828,767	—	—	—	—
Frederic G. Hammond	—	—	68,750	131,250	528,000	1,008,000
C. Steven Pringle	160,317	1,225,239	193,845	194,065	1,330,366	1,643,838
Blair F. Wheeler	65,000	465,241	16,256	143,744	120,243	1,075,207
Manolis E. Kotzabasakis	39,627	210,680	289,505	195,903	2,514,462	1,706,094

The value realized represents the amount by which (a) the sales prices at which shares of common stock acquired on exercise were sold on the exercise date exceeded (b) the applicable option exercise prices.

The value of any unexercised in-the-money option equals (a) the amount by which $12.95, which was the average of the high and low sales prices per share of our common stock on June 30, 2006 as reported by The NASDAQ Global Market, exceeds the exercise price of the option, multiplied by (b) the number of shares of common stock underlying the option.

Employment and Change in Control Agreements

On December 7, 2004, we entered into an employment agreement with Mark E. Fusco pursuant to which Mr. Fusco agreed to serve as our President and Chief Executive Officer at an annual salary of $400,000. Under the terms of the employment agreement, Mr. Fusco received a guaranteed bonus of $200,000 upon completion of six months of service with us and an additional guaranteed bonus of $200,000 upon completion of twelve months of service with us. Additional bonuses payable to Mr. Fusco will be based on a review by the compensation committee of the board of directors of Mr. Fusco’s performance against established performance targets and will be payable at such time as other executive bonuses are paid.

Under the terms of the employment agreement, Mr. Fusco received an option to purchase 1,100,000 shares of our common stock, 500,000 shares of which were immediately vested upon grant and 600,000 shares of which vest in sixteen equal quarterly installments beginning June 30, 2005.

In the event of termination of Mr. Fusco’s employment (other than for the reasons set forth below), including termination of his employment after a change in control (as defined below) or termination of employment by Mr. Fusco for “good reason” (which includes constructive termination, relocation, or reduction in salary or benefits), Mr. Fusco will be entitled to a lump sum severance payment equal to two times the sum of:

•       the amount of Mr. Fusco’s annual base salary in effect immediately prior to notice of termination (or in the event of termination after a change in control, then the amount of his annual base salary in effect immediately prior to the change in control, if higher); and

•       the amount of the average of the annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately preceding the notice of termination (or in the event of termination after a change in control, then the amount of the average annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately prior to the change in control, if higher) or the occurrence of a change in control, as the case may be.

In addition, in lieu of any further life, disability, and accident insurance benefits otherwise due to Mr. Fusco following his termination (other than for the reasons set forth below), including termination after a change in control, we will pay Mr. Fusco a lump sum amount equal to the estimated cost (as determined in good faith by us) to Mr. Fusco of providing such benefits, to the extent that Mr. Fusco is eligible to receive such benefits immediately prior to notice of termination, for a period of two years commencing on the date of termination. We will also pay all health insurance due to Mr. Fusco for a period of two years commencing on the date of termination.

Mr. Fusco’s employment agreement provides that the payments received by him relating to termination of his employment will be increased in the event that these payments would subject him to excise tax as a parachute payment under Section 4999 of the Internal Revenue Code. The increase would be equal to an amount necessary for Mr. Fusco to receive, after payment of such tax, cash in an amount equal to the amount he would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount. We have indemnified Mr. Fusco for the amount of any penalty applicable to any payments Mr. Fusco receives from us as a result of his termination that are imposed by Section 409A of the Internal Revenue Code.

In the event that Mr. Fusco’s employment is terminated for one or more of the following reasons, however, Mr. Fusco will not be entitled to the severance payments described above:

•       by us for “cause” (as defined below);

•       by reason of Mr. Fusco’s death or disability;

•       by Mr. Fusco without good reason (unless such resignation occurs within six months following a change in control); or

•       after Mr. Fusco shall have attained age 70.

Under the terms of Mr. Fusco’s employment agreement, in the event of a “potential change in control” (as defined below), Mr. Fusco agrees to remain in our employment until the earliest of:

•       three months after the date of such potential change in control;

•       the date of a change in control;

•       the date of termination by Mr. Fusco of his employment for good reason or by reason of death or retirement; and

•       our termination of Mr. Fusco’s employment for any reason.

For the purposes of Mr. Fusco’s employment agreement, “cause” for our terminating Mr. Fusco means:

•       the willful and continued failure by Mr. Fusco to substantially perform his duties after written demand by the board;

•       willful engagement by Mr. Fusco in gross misconduct materially injurious to us; or

•       a plea by Mr. Fusco of guilty or no contest to a felony charge.

For the purposes of Mr. Fusco’s employment agreement, a “change in control” is deemed to have occurred if any of the following conditions shall have been satisfied:

•       continuing directors cease to constitute more than two-thirds of the membership of the board;

•       any person or entity acquires, directly or indirectly, beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities;

•       a change in control occurs of a nature that we would be required to report on a current report on Form 8-K or pursuant to Item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Securities Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirement, including our merger or consolidation with any other corporation, other than

•       a merger or consolidation where (1) our voting securities outstanding immediately prior to such transaction continue to represent 51% or more of the combined voting power of the voting securities of the surviving or resulting entity outstanding immediately after such transaction, and (2) our directors immediately prior to such merger or consolidation continue to constitute more than two-thirds of the membership of the board of the surviving or combined entity following such transaction; or

•       a merger or consolidation effected to implement our recapitalization of (or similar transaction) in which no person or entity acquires 25% or more of the combined voting power of our then outstanding securities; or

•       our stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets (or any transaction having a similar effect).

For the purposes of Mr. Fusco’s employment agreement, a “potential change in control” is deemed to have occurred if any of the following conditions shall have been satisfied:

•       we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

•       we or anyone else publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control;

•       any person or entity becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of our then outstanding securities (entitled to vote generally for the election of directors); or

•       the board adopts a resolution to the effect that, for purposes of Mr. Fusco’s employment agreement, a “potential change in control” has occurred.

On October 28, 2005, we entered into an amendment to our employment agreement with Mr. Fusco. This amendment provides that in the event Mr. Fusco becomes entitled, on the terms and conditions set forth in the employment agreement, to receive a severance payment upon termination of his employment, such a payment must be made within 30 days after the Date of Termination (as defined in the employment agreement). Notwithstanding the foregoing, if the severance payment will constitute “nonqualified deferred compensation” subject to the provisions of Section 409A of the Internal Revenue Code, then the payment instead will be due within 15 days after the earlier of (a) the expiration of six months and one day following the Date of Termination and (b) Mr. Fusco’s death following the Date of Termination.

On September 26, 2006, we entered into executive retention agreements with the following executive officers:  Bradley T. Miller, our Senior Vice President, Finance and Chief Financial Officer; Frederic G. Hammond, our Senior Vice President, General Counsel and Secretary; C. Steven Pringle, our Senior Vice President, Global Consulting Services; Blair F. Wheeler, our Senior Vice President, Marketing; and Manolis E. Kotzabasakis, our Senior Vice President, Sales and Business Development, each of whom we refer to as an executive.

Pursuant to the terms of each executive’s agreement, if the executive’s employment is terminated prior to a change in control without cause, the executive will be entitled to the following:

•       payment of an amount equal to the executive’s annual base salary then in effect, payable over twelve months;

•       payment of an amount equal to the executive’s total target bonus for the fiscal year, pro-rated for the portion of the fiscal year elapsed prior to termination, payable in one lump sum;

•       payment of an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, payable in one lump sum; and

•       continuation of medical, dental and vision insurance coverage to which the executive was entitled prior to termination for a period of one year.

In the event the executive’s employment is terminated within twelve months following a change in control without cause or by the executive for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, or our breach of any employment agreement with the executive or a failure to pay benefits when due), then the executive shall be entitled to the following:

•       payment of an amount equal to the sum of the executive’s annual base salary then in effect and the executive’s target bonus for the then-current fiscal year, payable in a single installment;

•       payment of an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, payable in a single installment;

•       continuation of medical, dental and vision insurance coverage to which the executive was entitled prior to termination for a period of one year; and

•       full vesting of (a) all of the executive’s options to purchase shares of our stock, which options may be exercised by the executive for a period of twelve months following the date of termination and (b) all restricted stock and restricted stock units then held by the executive.

Each executive’s agreement provides that the total payments received by the executive relating to termination of his employment will be reduced to an amount equal to the highest amount that could be paid to the executive without subjecting such payment to excise tax as a parachute payment under Section 4999 of the Internal Revenue Code, provided that no reduction shall be made if the amount by which these payments are reduced exceeds 110% of the value of any additional taxes that the executive would incur if the total payments were not reduced.

For the purposes of each agreement:

•       “change in control” means (a) the acquisition of 50% or more of either the then-outstanding shares of our common stock or the combined voting power of our then-outstanding securities, (b) such time as the members of the board immediately prior to the change in control do not continue to constitute the majority of our directors following the change in control, (c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving our company, unless the transaction would not result in a change in ownership of 50% or more of both our then-outstanding common stock and the combined voting power of our then-outstanding securities; or (d) our liquidation or dissolution;

•       “cause” means (a) the willful and continued failure by an executive to substantially perform his duties for us after delivery by the board of a written demand for performance (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a notice of termination for good reason) and a failure by the executive to cure the performance failure within 30 days or (b) the willful engaging by the executive in gross misconduct that is demonstrably and materially injurious to us; and

•       “good reason” means constructive termination of the executive, relocation, a reduction in the executive’s salary or benefits, our breach of any employment agreement with the executive or our failure to pay benefits when due.

Each executive retention agreement terminates on the earliest to occur of (a) July 31, 2007, (b) the first anniversary of a change in control and (c) our payment of all amounts due to the executive following a change in control. Each agreement is subject to automatic renewal annually beginning August 1, 2007, unless we give notice of termination at least seven days prior to the renewal date.

Report of Compensation Committee

The compensation committee of the board of directors has furnished the following report:

Purpose of the Compensation Committee

The compensation committee is responsible for determining compensation of executive officers for each fiscal year based on a consistent set of policies. The executive compensation policies established by the compensation committee have been designed to link executive compensation to the attainment of specific performance goals and to align the interests of the executive officers with those of AspenTech’s stockholders. The policies are also designed to allow AspenTech to attract and retain senior executives critical to its long-term success by providing competitive compensation packages and recognizing and rewarding individual contributions.

During fiscal 2006, the compensation committee reviewed information on practices, programs and compensation levels implemented by public companies that the compensation committee identified as industry peers. This information became the basis for base salary, bonus plan and incentive stock compensation for the executive officers.

Elements of Compensation Program

Each executive officer’s compensation package includes three elements:

•       Base salary, which reflects individual performance and is designed to be competitive with salary levels for comparable officers at comparable companies;

•       Annual executive bonus payments, which are payable in cash and directly tied to achievement of corporate financial targets and attainment of individual performance goals approved by the compensation committee; and

•       Stock option grants, which are designed to provide long-term incentives to align the executive officer’s interests with the success of AspenTech and the interests of stockholders.

In fiscal 2006, the compensation committee established base salaries for executive officers based on individual performance and on a market analysis of base salary levels for comparable positions at comparable companies. For fiscal 2006, the base salary of each of the executive officers was unchanged from fiscal 2005, except that the base salary of Charles F. Kane was increased effective as of January 15, 2006. (Mr. Kane resigned as our Senior Vice President, Finance and Chief Financial Officer as of May 18, 2006.)

For fiscal 2006, the compensation committee formulated an executive bonus plan to motivate executive officers to focus their efforts on achieving AspenTech’s fiscal 2006 business plan objectives. Payments under the executive bonus plan were based on two measurement criteria:

•       A corporate operating income component, which was weighted at 70% or 60%, measured the extent to which AspenTech achieved a corporate operating income target amount established by the board of directors. The plan included both a minimum operating income threshold, which was required to be met in order for any bonuses to be payable under the executive bonus plan, and a maximum operating income threshold, above which no additional bonuses would be earned. In fiscal 2006, AspenTech’s operating income exceeded the maximum threshold.

•       An individual performance component, which was weighted at 30% or 40%, measured the extent to which an individual executive officer achieved performance objectives established specifically for that executive officer and approved by the compensation committee. Payments based on this component were capped at the executive officers’ respective target bonus amounts.

In addition, the compensation committee approved supplemental payments of $90,000 for Mark E. Fusco and $20,000 for C. Steven Pringle in recognition of specific accomplishments.

For fiscal 2006, the compensation committee also formulated an operations executive bonus plan to motivate sales executives to focus their efforts on achieving AspenTech’s fiscal 2006 sales plan objectives. Payments under the operations executive bonus plan were based on three measurement criteria:

•       A corporate operating income component, which was weighted at 20%, measured the extent to which AspenTech achieved a corporate operating income target amount established by the board. The plan included both a minimum operating income threshold, which was required to be met in order for any bonuses to be payable under this component or the individual performance component described below, and a maximum operating income threshold, above which no additional bonuses would be earned. In fiscal 2006, AspenTech’s operating income exceeded the maximum threshold. Bonuses based on this component were paid annually.

•       An individual performance component, which was weighted at 5%, measured the extent to which an individual sales executive achieved performance objectives established specifically for that executive officer by the chief executive officer. The chief executive officer was responsible for assessing the achievement of this component. Payments based on this component were capped at the sales executives’ respective target bonus amounts. Bonuses based on this component were paid annually.

•       A regional performance component, which was weighted at 75%, measured the extent to which AspenTech achieved performance objectives for the region or regions for which the sales executive had responsibility. Bonuses paid on the regional performance component were paid as quarterly commissions based on quarterly regional financial results.

For fiscal 2006, the only executive officer covered by the operations executive bonus plan was Manolis E. Kotzabasakis, who received total payments under the operations executive bonus plan equal to 95.5% of his overall annual incentive target amount.

The compensation committee annually considers grants to executive officers of stock options under AspenTech’s stock incentive plans. Stock options are granted with an exercise price equal to the fair market value on the date of grant. In September 2005, the compensation committee approved grants to executive officers of stock options having an exercise price of $5.27 per share of common stock. In approving these grants, the compensation committee considered each executive officer’s level of responsibility within AspenTech, the individual performance of the executive officer and competitive industry practice, as indicated by market data for companies that the compensation committee identified as being comparable to AspenTech.

Chief Executive Officer Compensation

The compensation committee determined the compensation package of Mark E. Fusco, our President and Chief Executive Officer, after a review of salary and incentive opportunities identified for chief executive officers of comparable companies and an analysis provided by an independent compensation consultant. Based on these procedures, the committee determined that Mr. Fusco’s base salary and bonus target would remain unchanged for fiscal 2006. In accordance with Mr. Fusco’s employment agreement, a guaranteed bonus of $200,000 was paid to him upon his completion of 12 months of employment. As part of the stock option grants to executive officers in September 2005, Mr. Fusco received stock options to acquire a total of 500,000 shares of common stock at an exercise price of $5.27 per share.

Section 162(m) Limitations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly traded company for certain compensation in excess of $1,000,000 paid to the company’s chief executive officer and its four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, AspenTech’s compensation programs are designed to reward executive officers for the achievement of its performance objectives and therefore are intended to comply with the performance-based exemption to Section 162(m). Nevertheless, compensation attributable to awards granted under the programs may not be deemed to be qualified performance-based compensation under Section 162(m). In addition, the compensation committee considers it important to retain flexibility to design compensation programs that are in the best interests of AspenTech and its stockholders. The compensation committee may exercise its judgment to authorize compensation payments subject to the limitations under Section 162(m) when the compensation committee believes that compensation is appropriate and in the best interests of AspenTech and its stockholders, after taking into consideration changing business conditions and the performance of AspenTech’s employees.

COMPENSATION COMMITTEE
Donald P. Casey
Stephen M. Jennings

INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than 5% Stockholders

The following table sets forth certain information as of October 1, 2006, with respect to the beneficial ownership of our common stock and Series D-1 and Series D-2 convertible preferred stock by:

•       each person or group that we know to be the beneficial owner of more than 5% of the outstanding shares of any class of our voting securities;

•       each of the named executive officers;

•       each of our directors, including the nominees for re-election; and

•       all of our current executive officers and directors as a group.

A total of 53,576,434 shares of common stock, 270,300 shares of Series D-1 convertible preferred stock and 63,064 shares of Series D-2 convertible preferred stock were outstanding as of October 1, 2006.

Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Shares under “Common Stock—Right to Acquire” include shares subject to options or warrants that were vested as of October 1, 2006 or will vest within 60 days of October 1, 2006, as well as shares issuable upon the conversion of Series D-1 and Series D-2 convertible preferred stock. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. Percentages under “Common Stock—Percent of Voting Power” represent beneficial rights to vote with respect to matters on which holders of common stock generally are entitled to vote, as of October 1, 2006, and are based on (a) the number of outstanding shares of common stock beneficially owned by that person, (b) the number of shares subject to options or warrants held by that person that were exercisable on, or within 60 days after, October 1, 2006, and (c) the voting rights attributable to shares of Series D-1 and Series D-2 convertible preferred stock. In calculating percentages under “Common Stock—Percent of Voting Power”, the total number of votes entitled to be cast as of October 1, 2006 consists of (a) 83,425,653 votes, which is equal to the sum of (1) 53,576,434, the total votes to which the holders of outstanding shares of common stock are entitled, (2) 27,030,000, the total votes to which the Series D-1 holders, voting on an as-converted basis, are entitled, and (3) 2,819,219, taking into account the 4.999% conversion limitation discussed below, the total votes to which the holders of Series D-2 preferred, voting on an as-converted basis, are entitled, plus (b) for an identified person, a number of votes equal to the number of shares issuable upon conversion or subject to options or warrants that were exercisable by such person on, or within 60 days after, October 1, 2006.

Pursuant to our charter, the number of shares of common stock that may be acquired upon conversion of the Series D-2 convertible preferred stock is limited to the extent necessary to ensure that, following such conversion, the common stock beneficially owned by a holder and its affiliates, and any other person that might be aggregated with such holder under Rule 13(d) of the Securities Exchange Act, does not exceed 4.999% of the outstanding common stock, including common stock issuable upon conversion of the Series D-2 convertible preferred stock. We refer to this limitation as the 4.999% conversion limitation. A holder of Series D-2 convertible preferred stock may, upon 61 days’ written notice to us, waive the 4.999% conversion limitation or increase the percent at which such limitation is triggered with respect to such holder.

The address of all of our executive officers and directors is in care of Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts  02141.

	Common Stock					Series D-1 Convertible Preferred Stock		Series D-2 Convertible Preferred Stock
Name of Stockholder	Outstanding Shares	Right to Acquire	Total Number	Percent of Class	Percent of Voting Power	Number of Shares	Percent of Class	Number of Shares	Percent of Class
5% Stockholders
Advent International Corporation	4,469,336	27,030,000	31,499,336	58.79%	37.76%	270,300	100.00%	—	—
75 State Street, 29th Floor
Boston, MA 02109
Ivy Investment Management Company	4,991,900	—	4,991,900	9.32	5.98	—	—	—	—
6300 Lamar Avenue
Overland Park, KS 66202
FMR Corp.	3,748,800	—	3,748,800	6.99	4.49	—	—	—	—
82 Devonshire Street
Boston, MA 02109
State Street Research & Management Company	3,513,227	—	3,513,227	6.56	4.21	—	—	—	—
One Financial Center
31st Floor
Boston, MA 02111
Smithfield Fiduciary LLC	—	2,819,219	2,819,219	4.99	3.38	—	—	63,064	100.00%
c/o Highbridge Capital Management, LLC
9 West 57th Street
27th Floor
New York, NY 10019
Named Executive Officers and Directors
Mark E. Fusco	11,500	872,000	883,500	1.62	1.05	—	—	—	—
Manolis E. Kotzabasakis	1,709	319,223	320,932	*	*	—	—	—	—
C. Steven Pringle	—	224,783	224,783	*	*	—	—	—	—
Joan C. McArdle	—	119,298	119,298	*	*	—	—	—	—
Stephen M. Jennings	—	94,298	94,298	*	*	—	—	—	—
Frederic G. Hammond	726	80,000	80,726	*	*	—	—	—	—
Michael Pehl	2,232	67,503	69,735	*	*	135	*	—	—
Gary E. Haroian	—	40,000	40,000	*	*	—	—	—	—
Donald P. Casey	—	36,000	36,000	*	*	—	—	—	—
Blair F. Wheeler	—	30,319	30,319	*	*	—	—	—	—
Charles F. Kane	3,999	—	3,999	*	*	—	—	—	—
David M. McKenna	346	2,090	2,436	*	*	21	*	—	—
All executive officers and directors as a group (12 persons)	16,513	1,885,514	1,902,027	3.43	2.23	156	*	—	—

*                     Less than one percent.

Advent International Corporation is an investment advisory firm. Advent International Corporation is the General Partner of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership and Advent International Limited Partnership, which is in turn the general partner of Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media &

Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership. We refer to these entities as the Advent funds. The shares of Series D-1 convertible preferred stock and the rights to acquire shares of common stock attributed to Advent International Corporation are composed of shares of Series D-1 convertible preferred stock and the rights to acquire shares of common stock held by the Advent funds.

The shares reflected as beneficially owned by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”), are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IICO or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”), based upon information provided in a Schedule 13G/A filed by IICO with the SEC on June 7, 2006. WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner.

The number of shares reflected as beneficially owned by FMR Corp. is based upon information provided in a Schedule 13G/A filed by FMR Corp. with the SEC on August 10, 2006.

The shares reflected as beneficially owned by State Street Research & Management Company are owned of record by certain mutual funds and/or institutional accounts managed by State Street Research as investment advisor, based upon a Schedule 13G filed by State Street Research with the SEC on January 27, 2005. State Street Research disclaims any beneficial interest in these shares.

The shares reflected as beneficially owned by Smithfield Fiduciary LLC take into account the 4.999% conversion limitation. If the 4.999% conversion limitation is disregarded, Smithfield Fiduciary LLC would have no shares outstanding, the right to acquire 7,506,320 shares and beneficial ownership of 7,506,320 shares, which would equal 12.29% of the total shares outstanding and 8.52% of the voting power. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Sweica disclaims beneficial ownership of the shares held by Smithfield Fiduciary LLC.

The shares of Series D-1 convertible preferred stock and common stock reflected as owned by Michael Pehl are indirectly beneficially owned in his capacity as a limited partner of Advent Partners II Limited Partnership. Mr. Pehl disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

The shares of Series D-1 convertible preferred stock and common stock reflected as owned by David M. McKenna are indirectly beneficially owned in his capacity as a limited partner of Advent Partners GPE IV Limited Partnership. Mr. McKenna disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these forms, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders with respect to reportable transactions during fiscal 2006 were filed on a timely basis.

Performance Graph

The following graph compares the cumulative total return to stockholders of our common stock for the period from June 30, 2001 to June 30, 2006 to the cumulative total return of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer & Data Processing Index for the same period. This graph assumes the investment of $100.00 on June 30, 2001 in our common stock, the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer & Data Processing Index and assumes any dividends are reinvested. Information for our common stock is based upon the last reported sale prices on The NASDAQ Global Market (as successor to The NASDAQ National Market) as of the measurement dates.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

	June 30,
	2001	2002	2003	2004	2005	2006
Aspen Technology, Inc. common stock	$100.00	$34.46	$19.59	$30.00	$21.49	$54.21
NASDAQ Stock Market (U.S.) Index	100.00	70.34	78.10	98.58	99.24	105.85
NASDAQ Computer & Data Processing Index	100.00	64.83	68.24	82.16	84.94	89.15

Aspen Technology, Inc.

Proxy Solicited on behalf of the Board of Directors for
2006 Annual Meeting of Stockholders to be held December 7, 2006

The undersigned hereby authorizes and appoints Mark E. Fusco, Frederic G. Hammond and Bradley T. Miller, and each of them, as proxies with full power of substitution, to vote all shares of common stock, par value $0.10 per share, of Aspen Technology, Inc., held of record as of the close of business on October 16, 2006, by the undersigned at the 2006 Annual Meeting of Stockholders of Aspen Technology, Inc. (the “Company”) to be held on Thursday, December 7, 2006, at 10 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEE IN PROPOSAL ONE AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	(To be signed on reverse side)	SEE REVERSE SIDE

ASPEN TECHNOLOGY, INC TEN CANAL PARK CAMBRIDGE, MA 02141

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY FOR FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Aspen Technology, Inc. in mailing proxy statements, you can consent to receiving all future proxy statements, proxy cars and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive and access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or annual meeting date. Have your proxy card in hand when you call and then follow the instructions

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Aspen Technology, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ASPTC1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASPEN TECHNOLOGY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. FUSCO AND HAROIAN AS CLASS I DIRECTORS.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All
PROPOSAL 1: ELECT TWO CLASS I DIRECTORS				Except” and write the number(s) of the nominee(s) on the line below.
1. Nominee 01) Mark E. Fusco	☐	☐	☐
2. Nominee 02) Gary E. Haroian	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES POSTAGE IF NOT MAILED IN THE UNITED STATES.

NOTE: This Proxy Card must be signed exactly as the name of the stockholder(s) appear(s) on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.

For comments please check this box and write on the back where indicated               ☐

Please indicate if you plan to attend this annual meeting	☐	☐
	Yes	No
HOUSEHOLDING ELECTION—Please indicate	☐	☐
if you consent to receive certain future investor	Yes	No
communications in a single package per household.

Signature [PLEASE SIGN WITHIN BOX]   Date      Signature (Joint Owners) Date         Date